Exhibit 99.1

MEDTOX® Scientific, Inc.
First Quarter Conference Call
April 15, 2004

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our first quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we also want to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this point I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. I have some brief comments on the quarter before Kevin addresses specific numbers. In our year-end conference call, we told you that we believed that MEDTOX was well positioned in its markets and we anticipated positive results for 2004. We also told you that our primary focus in 2004 would be to maximize operating income, increase operating cash flow and continue to improve our balance sheet. The numbers we reported earlier this morning for the first quarter are consistent with these objectives. The solid operating base which we established in 2003 with our LEAN projects, staff reductions and expense control measures, contributed positively to improved margins and operating results in the first quarter of 2004. Again, this is consistent with our previous statements that the benefit of these initiatives would begin to be more fully realized in the first quarter.

In 2003, we experienced and reported higher expense levels related to our LEAN and Six Sigma™ projects. We intend for LEAN and Six Sigma™ to become cultural imperatives for MEDTOX and, therefore, ongoing. The upfront expenses for training and external consulting are largely behind us. In 2004, we have initiated the first two LEAN projects within MEDTOX Diagnostics, and are in the planning process for additional projects in our Laboratory Segment. Expenses related to those initiatives are reflected in our first quarter reported numbers.

Results from our Laboratory Drugs-of-Abuse business have been flat for three years. New sales during that time frame largely replaced the reduced sample volumes from existing clients resulting from the sluggish labor markets and economic conditions. In the first quarter, we experienced our largest quarter over quarter increase in sample volume in three years. Over one third of that volume increase was attributable to samples sent to us by pre-existing clients. This increased sample and sales volume was coupled with a gross margin increase to 36% from 32% in our laboratory. During 2004 it is our objective to seek continuing improvement in operating margins, while gaining market share and increasing our sample volume levels. Kevin …

Kevin Wiersma:

Thank you, Dick. Before the market opened this morning, we issued our news release covering the results for the first quarter. Here are the highlights:

Revenues for the quarter increased 9% to $13.6 million, up from $12.5 million in the prior year period. Gross profit increased 21% to $5.7 million from $4.7 million in the first quarter of last year. Operating income increased to $1.1 million compared to $66,000 last year. Net income increased $617,000 to $414,000 compared to a net loss of ($203,000) last-year.

In our lab business, first quarter revenues were $10.2 million, up 7% from $9.5 million last year. The increase was driven by strong sample volume from both new and existing workplace and occupational health clients.

In our POC diagnostic business, first quarter revenues were $3.4 million up 15% from last year. The increase was driven by continued strong sales of our PROFILE®-II products and was partially offset by lower sales in our VERDICT®-II product line. POC Diagnostics represented 25% of our total business in the quarter.

Taking a look at gross margin, margins in our lab business were positively impacted by improved operating efficiencies realized from our LEAN projects. As a result of our LEAN initiatives, the increased sample volume in the quarter was processed and tested with lower overall direct labor expense. Our lab business operated at a 36% margin in the first quarter, up nicely from last years 32%.

POC diagnostic margins were positively impacted by increased production levels and improved to 61% in the quarter, up from 57% last year.

Our overall gross margin was 42% in the quarter, up from 38% last year, reflecting the improvement in gross margin in both our business segments.

On the expense side, total operating expenses were 34% in the quarter, down from 37% in the first quarter of last year. The improvement reflects the increase in revenue on flat quarter over quarter expenses.

Other income and expense was $398,000 in the quarter compared to $393,000 last year.

In the first quarter, our net income was $414,000, or $0.08 cents per diluted share, compared to a net loss of ($203,000), or ($0.04) cents per share last-year.

Looking at the balance sheet, accounts receivable is up from year-end due to strong March sales, and current liabilities are up primarily due to an increase in accounts payable. In addition, our long-term obligations continue to decrease.

Cash flow provided by operating activities was $1.1 million compared to cash used by operating activities of ($744,000) in the first quarter last year.

That completes my overview of the financials, Dick…

Dick Braun:

We’d now be pleased to take any questions that you have.

Clint Morrison, Piper Jaffray:

Hey guys, great quarter. A couple specifics … can you split out the lab revenue between drugs-of-abuse and sort of all other?

Kevin Wiersma:

It was about 63% drugs-of-abuse, Clint. 37% specialty lab.

Clint Morrison, Piper Jaffray:

O.K., and in the past you’ve given some sort of specifics on the percent change sample volumes from existing customers. Do we have those numbers? I know it’s been up for the last two quarters in a row. I was just kind of wondering how much up it was this quarter relative to them.

Kevin Wiersma:

I don't have those numbers in front of me, Clint. Overall sample volume was up and as we look at the split out of the increase...

Clint Morrison, Piper Jaffray:

O.K., well we can deal with that later.

Kevin Wiersma:

I apologize; I don’t have the numbers in front of me.

Clint Morrison, Piper Jaffray:

No problem. And then the other, kind of the final question, the whole LEAN expense, Six Sigma™ expense, obviously it was heavy last year, can you give us a sense as to kind of you know what’s that running versus last year? Kind of how much of this is just that those expenses went away and how is that expense run rate going to change here moving forward?

Kevin Wiersma:

If you look at the first quarter of last year, Clint, there was not a lot of LEAN expenses in there.

Clint Morrison, Piper Jaffray:

O.K.

Kevin Wiersma:

Those activities started up in the second quarter of last year and we incurred those expenses second, third and fourth quarters.

Clint Morrison, Piper Jaffray:

And at what kind of rate were you expensing those projects?

Kevin Wiersma:

As far as what did the LEAN expenses run us per quarter in the last half of the year?

Clint Morrison, Piper Jaffray:

Exactly. Sure.

Kevin Wiersma:

I don’t have a quantified number on that, Clint. There was a number of aspects relative to that, relative to outside consultants, relative to labor as we pulled people off their regular duties.

Clint Morrison, Piper Jaffray:

O.K., can you give us just a sense of sort of how those expenses changed in this quarter versus you know the previous couple quarters? How much of this improvement is coming from the fact that these one-time consulting and LEAN expenses are kind of going away?

Dick Braun:

Let me try to answer that, Clint. I think first quarter over first quarter there really isn’t any difference because we didn’t have any LEAN expenses in the first quarter of last year. If you look at the third and fourth quarter, certain expenses are obviously down because we had no severance in the first quarter and we didn’t have any significant consulting expenses. But if you look at the actual SG&A as a percentage of revenue, it’s down by three percentage points so it really doesn’t have much of an impact in the first quarter.

Clint Morrison, Piper Jaffray:

O.K., are those expenses going to be down in the second quarter relative to the first quarter?

Dick Braun:

Which expenses?

Clint Morrison, Piper Jaffray:

You’re LEAN, consulting, and some of these projects you’ve wrapped up.

Dick Braun:

I guess the point we’re trying to make is you won’t notice them. They’ll just be absorbed in the SG&A, and they won’t have any appreciable impact on the bottom line.

Clint Morrison, Piper Jaffray:

O.K.

Kevin Wiersma:

We do have some expenses associated with that, Clint, and it should run at the current level.

Dick Braun:

But I think they’d just be absorbed as part of normal operating expenses. It won’t be anything that appears extraordinary.

Clint Morrison, Piper Jaffray:

O.K., but we should expect to see you know an improvement or improved results from those efforts. In other words, sort of a better cost situation moving forward as those benefits flow through.

Kevin Wiersma:

Right.

Clint Morrison, Piper Jaffray:

O.K., any kind of guidance going forward?

Dick Braun:

No.

Clint Morrison, Piper Jaffray:

O.K., we're seeing increased job activity. I assume that's flowing through on you. Should we feel reasonably comfortable that the kind of the level of business that you are showing now continues?

Dick Braun:

As far as the job situation you know, I’m not sure that we can necessarily translate what people suspect is happening in the economy to our bottom line directly as a linear relationship. Even though we do know that existing clients for the first time in quite a while have sent us more samples in the first quarter, and I think a comment on the year is that from historical perspective if you go back quite a number of years, the second and third quarters generally improve over the first quarter, and then the fourth quarter is generally closer to the first quarter, and we don’t really see any reason for that not to be true this year.

Clint Morrison, Piper Jaffray:

O.K., very good. Thank you.

George Sutton, Craig Hallum:

Hi guys. Congratulations on a good quarter. Two quick questions, first, I wanted to wrap my arms around the size of the hospital ER market for your diagnostic devices. I know that’s a relatively new market. And secondly, I wanted to understand within the filter-paper test business, are there any new applications? I knew lead was really the key application you started with there.

Jim Schoonover:

George, this is Jim Schoonover. Let me answer the first question as it relates to the hospital lab market. We believe that the market size for diagnostic devices in that area is about $100 million give or take. Hospital laboratories have the choice of either using diagnostic devices or automated equipment in their labs and so there’s some variation from one to the other from time to time. As you probably know, Biosite Triage is the market leader in that market and they’ve been in that space for probably a dozen years. We believe that, we’ve had our best quarter yet related to that market in the first quarter in terms of penetration. Our relationship with Cardinal Health continues to be very strong. We are now involved with sales activity in five of the seven largest group purchasing organization contracts either directly or through Cardinal, so we feel very good about it, but we are also trying to make inroads on an entrenched incumbent, and so we’re patient, but we’re making good progress. As it relates to the filter-paper situation; there are, we believe, other applications for that technology. There are some that are directly related to the pediatric market and we’ll talk more about those later in the year as they become more meaningful for us. We also think there’s other applications in other markets, but we’re continuing to work on those in our R&D group, and have nothing specific to report yet.

George Sutton, Craig Hallum:

O.K., thanks Jim.

John Chase, Paine Webber:

Hi, congratulations gentleman on a good quarter. My question is this … your operating income increased over a million dollars on a $1.1 million increase in revenues. Assuming increasing revenues, and we know that second and third quarters are the strongest. Can you maintain this ratio?

Kevin Wiersma:

John, this is Kevin Wiersma. Boy it’d be great if I could tell you that we absolutely could. You know, we expect to see good quarter over quarter comparisons and we’ll keep working hard to improve operating efficiencies, gross margins, and maintain our operating expenses. Whether we’ll see that kind of direct correlation going forward, that’d be pretty aggressive of us to come out here and say that, but we’ll continue to work for quarter over quarter improvements and continue to do the things that we’re doing that I think helped us to show some good improvement this quarter.

John Chase, Paine Webber:

Thank you.

Fred Milligan, Sanders Morris Harris:

Good morning. Looking at your balance sheet, the accounts receivable have gone up rather significantly, matter of fact, more than the sales increase. Cash went down. Can you explain those things?

Kevin Wiersma:

This is Kevin Wiersma. Cash we operate pretty much out of our revolver. We don’t keep a lot of cash on hand. The accounts receivable increase is largely due to strong March sales. When you look at the first quarter, our January and February sales are pretty soft. March is the big month in the quarter. The Laboratory Services division bills out once a month at the end of the month, so the receivables from March sales haven’t been collected yet. That’s what’s driving that increase.

Fred Milligan, Sanders Morris Harris:

Then why are you showing in your income tax an expense of $253,000? You guys aren’t paying any taxes, are you?

Kevin Wiersma:

The income tax is an expense and it goes against the deferred tax asset which we have on the balance sheet. So, it’s not a cash item, you’re right there, but it is an expense against the balance sheet.

Fred Milligan, Sanders Morris Harris:

O.K., O.K., gotcha. The LEAN program, O.K., I thought that you’ve been talking about the expenses, .or the question came up with regards to the expense of the LEAN program, but when will you feel the full impact of the positive aspects of that?

Kevin Wiersma:

We’re seeing the positive impacts of that now.

Fred Milligan, Sanders Morris Harris:

But it’s being offset to some degree by some of the expenses, correct? Or continuation of the expenses?

Dick Braun:

No. I guess I didn’t explain that very well. We had some significant upfront expenses in the second half of last year, and just let me be clear, we have none of those in the first quarter, and I think the proof is in the results is just looking at the margins and the increases in most of the metrics, so we are more fully realizing the benefits of those early LEAN projects, and now that that’s becoming imbedded in the company, we’ve trained our people internally and we don’t need the external help and there won’t be such significant FTE reductions in the future so we don’t expect severance payments so it’s just sort of on-going expenses as part of operations that really won’t be demonstrable.

Fred Milligan, Sanders Morris Harris:

The drugs-of-abuse area — thank you for that — the drugs-of-abuse area, you talk here about a third increase in volume from new clients. One-third, from old clients, rather, existing clients. Is that, can you, how many clients do you have in this area and how many are new?

Jim Schoonover:

Fred, this is Jim Schoonover. We have approximately 5,000 clients in our lab based drugs-of-abuse area. Some of them are of very large size. Some of them are small companies, and what the increase in sample volume in the Laboratory Services segment from drugs-of-abuse approximately one-third of that was due to increased volume from existing clients and two-thirds of that was a result of new clients that have been signed up since the first of the year. So, we have a strong on-going sales effort in that market. We’ve got some consolidation of other laboratories within the industry which we think is a positive trend towards us, and we continue to be successful in competing for clients that are currently customers of other laboratories and convert over to MEDTOX.

Fred Milligan, Sanders Morris Harris:

Some of the big ones were supposed to be getting out of this business or diminishing the activity at least. Are you feeling the impact of that?

Jim Schoonover:

To a degree. Again, we don’t want to comment on the plans of other companies, but I think very much in our sales approach, we’re a dedicated company in this area. We’re committed to it. We not only have the laboratory offering, we have the diagnostic piece, and we’ve done a lot of things to position ourselves as a high service company and adding value. And the other two big competitors, you know it’s a very small piece of their total business and we believe that they have their sights set on other parts of their business more specifically.

Fred Milligan, Sanders Morris Harris:

So what you’re doing is really increasing market share by doing this. So do you have any idea what your market share is?

Jim Schoonover:

It’s probably … we believe the market is probably in the five to six hundred million dollar range and so we believe, give or take, our market share is about 10%. We believe that can increase.

Fred Milligan, Sanders Morris Harris:

O.K. well thank you very much, appreciate it.

Marcus Ortega, J.P. Turner & Company:

Good morning guys and congratulations on the very nice operating discipline. Two questions; can somebody comment on any of the success you’ve had with the New Brighton Business Center in terms of leasing some of the space? And the second question is, can you talk a little bit about what, if anything, is going on down in Burlington, NC, in terms of new facilities or improvements and that kind of thing?

Kevin Wiersma:

Sure. Marcus, this Kevin Wiersma. I’ll talk about the New Brighton Business Center. We did add one new tenant in March of this year. We have some other proposals out there. We’re seeing some increased activity relative to the interest so we continue to be optimistic that we’ll see some continued improvement in that area.

Marcus Ortega, J.P. Turner & Company:

How well occupied is the center now? In terms of a percentage.

Kevin Wiersma:

I don’t have the percentage in front of me, Marcus. We did comment on that at the year-end conference call relative to the amount of space that was available for lease based on the amount of space that we were attempting to lease. We’re showing an improvement in that from where we were at year-end. So, I know that doesn’t give you an exact answer, but the trend is positive.

Marcus Ortega, J.P. Turner & Company:

That’s what we’re looking for.

Dick Braun:

And I’ll answer the question with regards to our manufacturing facility in North Carolina. At this time there’s really nothing new going on there with regards to enhancement or improving the facility. That was all accomplished and implemented in basically in the last sort of 18 months where we added substantial improvements to the facility with regards to a dry room and some other technology. So that’s largely last year’s business.

Marcus Ortega, J.P. Turner & Company:

Good, so that behind us, we'll benefit from that infrastructure and its utilization. Terrific. Thank you.

John Micklitsch, Fifth Third Funds:

Hello, my question involves capacity utilization. I wonder if you could comment on where you are within your facilities and whether or not you had any sense for the industry and whether or not, given the upturn in volumes, if there’s any potential for price increasing going forward.

Dick Braun:

As far as capacity utilization, if I understand that question, I’ll divide it up. We actually have significant capacity, both in the manufacturing and the lab side. And as far as our assessment of how much capacity there is in the industry, we would believe that there is capacity in the industry, and then how does that affect pricing? We’ve seen pricing stabilize. It really doesn’t seem to be a problem for us and we have good price discipline in terms of selling new products and services. And I think the real key in our view is that you have to look at our margins. And in this environment, our margins are improving. So we actually have some flexibility with regards to pricing if we need it.

John Micklitsch, Fifth Third Funds:

O.K., thank you very much.

Bruce Brewster, Brewster Asset Management:

You were discussing the, briefly, the impact of better employment on drug testing, and the statistics have increased slightly, but more important than that, is the turnover in any one employer. Have you noticed any changes in the turnover rate of employees? And with 10% of the market share out there, what efforts are you making to increase your penetration?

Dick Braun:

I think, well there’s two questions there. In terms of turnover, you’re absolutely right, that it isn’t necessarily only just new job creation that may benefit us, it’s sort of with the economy improving and are people comfortable changing jobs. And I can’t quantify that with any, we have so many clients, I can’t quantify that with regards to any one client group that we have. And as far as …

Jim Schoonover:

The issue related to what are we doing to capture additional market share, I think we have a very, a sales model that’s very efficient, very effective. We certainly have the ability to add resources in the sales area, if it’s appropriate, going forward, and we are constantly looking at our model and improving it and putting resources in areas where we think they’re required, but we still keep an eye on our overall expense levels, and want to make sure that we’re doing things in a prudent fashion. So this is sort of the concept of a marathon not a sprint and we’ve got a lot of initiatives that we think are going to benefit us in terms of capturing additional market share. And adding sales people per se is not necessarily the whole issue, there’s partnerships with other organizations like third party administrators and other groups that can leverage what we’re doing currently in our own sales capacity.

Bruce Brewster, Brewster Asset Management:

Have you considered an acquisition of some of the weak members of your business?

Dick Braun:

Yes. We would consider acquisitions and we have made some small acquisitions of the client lists in effect of smaller labs that want to get out of the drugs-of-abuse business and we continue to be in the market looking at that and where there are opportunistic situations, we’ll take advantage of them.

Bruce Brewster, Brewster Asset Management:

You’re maintaining price discipline, but are you matching competitive pricing?

Jim Schoonover:

Yes, and without getting into a lot of detail, we have some fairly creative and flexible plans that our customers can take advantage of based on issues such as shipping density, based on a customer that might have a particularly low positive rate, things of that nature. So each client is assessed based on their own set of demographics, and I would say that we’re very competitive within the market, but we are, we’ll walk away from business if we can not meet the margin that we’ve set for that piece of business.

Bruce Brewster, Brewster Asset Management:

A low positive rate, that’s very sophisticated. Home Depot on their door says if you take drugs, don’t apply because we test.

Jim Schoonover:

Yes, it’s a deterrent.

Bruce Brewster, Brewster Asset Management:

Yes, thank you.

Dick Braun:

I would like to thank all of you for joining us and we would look forward to talking to you again when we announce our second quarter earnings. Thank you.